Exhibit 99.1

Littlefield Corporation Announces Q2 2008 Results

AUSTIN, Texas--(BUSINESS WIRE)--Littlefield Corporation (OTCBB: LTFD) today announced results for the second quarter of 2008. The Company reported a second quarter 2008 net loss of $11,998 which included a gain from the sale of the Company’s catering business, certain legal expenses and growth related expenses from a broad program of renovations, re-openings and start-ups of new halls affecting eight locations within the Company’s portfolio of 38 bingo centers including Pensacola, Florida, and San Angelo, Abilene, Odessa and Corpus Christi, Texas. The Company also announced plans to open additional halls in McAllen and El Paso, Texas, later in the year.

The Q2 2008 results include approximately $339,000 of notable items: $582,000 from the effects of renovations, re-openings and start-ups of new halls at several halls in Texas, $211,000 of legal expenses and $12,000 for non cash expenses for compensation expense related to stock options which were partially offset by a $454,000 gain on asset sale and $12,000 in catering business gross profit. The legal expenses mainly relate to the recent acquisition and ongoing legal matters in South Carolina and Texas, and our litigation with Furtney seeking recovery of prior settlements and other damages.

The Q2 2007 earnings included approximately $61,000 of notable items: $77,000 from legal expenses related to the South Carolina, Texas and Furtney litigation and $14,000 for non cash expenses for compensation expense related to stock options partially offset by $30,000 in catering business gross profit.

Highlights of the second quarter compared to last year follow. For comparability these have been adjusted to exclude the catering business sold on April 15, 2008, near the beginning of the second quarter:

  Total consolidated Q2 2008 revenue was $2,808,709, down 6% from last year’s record revenue level. Total Entertainment revenue for the quarter was off $117,225 or 5% mainly due to lower revenues at recently renovated and re-opened halls in Texas and at halls in South Carolina. Other halls in Texas and the Alabama / Florida region were up $106,039 or 8% from the comparable quarter last year. Hospitality revenue for the quarter was down $89,204 or 11%, mainly from lower event activity.
  Entertainment (bingo) Q2 2008 gross profit excluding noted and growth related expenses was down 4%; including the noted items gross profit was $347,915, down 66% versus 2007 mostly as a result of the renovation, re-opening and start-up activities.
  Hospitality segment Q2 2008 gross profit was about breakeven compared to a gross profit of $50,907 in Q2 2007 on the lower sales levels.
  Excluding the notable items described above, Q2 2008 net income was $327,000 versus $443,000 in Q2 2007

The following report is based upon unaudited financial statements.

REVENUE

	Q2 2008	Q2 2007	Variance	% Change
LTFD Corporation	$2,808,709	$2,999,879	(191,170)	(6%)
Entertainment	2,064,121	2,181,346	(117,225)	(5%)
Hospitality	717,260	806,464	(89,204)	(11%)
Other	27,328	12,069	15,259	NM

Entertainment revenue was unfavorably affected by an approximate $112,000 reduction in revenue as we restarted halls in Texas after renovations. Hospitality revenue declined mainly from lower event levels. For comparability, Hospitality revenue has been reduced by $71,622 of revenue in Q2 2008 and $668,291 in Q2 2007, net of intra-company transactions, to exclude revenue from the catering business sold at the beginning of the second quarter of 2008.

The trend of quarterly year-over-year revenue changes has been as follows:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
LTFD Corp	(6%)	(2%)	1%	9%	11%	10%	20%	17%
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
Hospitality	(6%)	(8%)	(29%)	6%	5%	19%	90%	19%
TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
LTFD Corp	17%	21%	11%	23%	20%	1%	5%	(19%)
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)
Hospitality	10%	25%	8%	44%	63%	(9%)	(13%)	(35%)
TREND OF REVENUE CHANGES	Q1 2008	Q2 2008
LTFD Corp	(10%)	(6%)
Entertainment	(4%)	(5%)
Hospitality	(25%)	(11%)

A pattern of revenue increases which first became evident in Q4 2004 [absent only Entertainment in Q3 2005] continued until late 2007 when the Company commenced strategic investments to strengthen its long-term position in certain markets by renovating then reopening and merging certain halls in Texas. Excluding the effects of these changes, the underlying performance of the Entertainment portfolio held steady at last year’s record level.

GROSS PROFIT

	Q2 2008	Q2 2007	Variance	% Change
LTFD Corporation	$379,142	$1,080,406	($701,264)	(65%)
Entertainment	347,915	1,017,430	(669,515)	(66%)
Hospitality	4,116	50,907	(46,791)	(NM)
Other	27,111	12,069	15,042	NM

$631,021 of the Entertainment gross profit decrease was attributed to hall start-up activities described above and the addition of staff to implement the programs at our numerous locations. The Hospitality gross profit decline was attributed to the lower sales levels. For comparability, Hospitality gross profit, has been reduced by $12,373 in Q2 2008 and by $29,558 in Q2 2007 to exclude the catering business sold at the beginning of this second quarter.

CORPORATE OVERHEAD

	2008	2007	Variance	% Change
SECOND QUARTER	$514,491	$480,979	$33,512	7%

For the quarter, the increase in corporate overhead expense excluding depreciation and the noted items reflected planned staff, compensation and travel related increases. Corporate overhead does not include depreciation of $32,116 in Q2 2008 and $28,529 in Q2 2007. This is consistent with past presentation of this information.

NET INCOME (LOSS) and BASIC EPS

	2008	2007	Variance
Q2 Net Income (Loss)	($11,998)	$382,118	($394,116)
Q2 Basic Earnings (Loss) per share	($0.00)	$0.03	($0.03)
Q2 Basic weighted average shares outstanding	16,737,669	11,276,282	5,461,387

These results were unfavorably affected by the noted items described above. Disregarding the noted items, the Company’s net income for Q2 2008 was approximately $327,000 compared to $443,000 in Q2 2007. The increased Q2 2008 basic weighted shares outstanding reflect the private placement of an additional 5,190,568 shares on March 27, 2008. At the end of June the Company had 16,754,901 shares outstanding.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“Our second quarter has been a rewarding and busy quarter for us. We are making progress along many fronts.

  On April 15, 2008, we completed the sale of our catering business which allows us to focus our time and efforts operating and growing the charitable bingo business.
  On May 8, 2008, we announced the successful opening of a new hall in Corpus Christi. We are moving through the start-up curve and are encouraged by the acceptance being seen at the hall.
  In June 2008, we executed a lease to open a hall in El Paso and are currently readying the location for an opening later this year. We also plan to open a new hall in McAllen, Texas later this year.
  Also our efforts during the quarter led to the issuance of six promoter licenses needed to complete the recent acquisition in South Carolina.

These second quarter achievements follow our first quarter in which the Company added halls in Pensacola, Florida (acquisition completed January) and San Angelo, Texas (opened in late March 2008).

This brings the total number of bingo halls of subsidiaries to forty-one (41) with twenty-one (21) in Texas, sixteen (16) in South Carolina, three (3) in Alabama and one in Florida. These totals include halls currently operating, a hall subleased, halls in development and a hall which I contemplate closing.

The second quarter of 2008 was impacted by the costs associated with growth and the Company’s ambitious plans to renovate, re-start and add bingo halls. In many instances this was done in conjunction with ambitious capital expenditure plans and a realignment of the charities conducting bingo in the bingo halls.

In addition to the usual growth related expenses, we have also spent approximately $650K in capital improvements during the quarter. These expenditures have been made mainly in support of our program of transforming our bingo halls into a more enticing entertainment focused destination including physical plant rehab, updating signage, the introduction of better audio/visual equipment, comfortable seating, new tables and general redecorating.

In spite of the growth related expenses and many demands on our time in the second quarter, it is worthy of note that revenue at the bingo halls not impacted by growth issues held steady in a weakened economy. This indicates a degree of resilient health in this portion of the portfolio.

It should be expected that growth related expenses will continue to impact the Company’s near term performance in the balance of 2008 and will slowly be reversed as new units begin to contribute to financial performance as they climb the start up curve.

I look forward to answering your questions during the Conference Call on Friday.”

Earnings will be discussed in a conference call on Friday, August 1, 2008, at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation, Austin
Cecil Whitmore, 512-476-5141
Investor Relations
Fax: 512-476-5680
cwhitmore@littlefield.com